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Exhibit 8.1

[Letterhead of Weil, Gotshal & Manges LLP]

October 19, 2009

Board of Directors
The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

        You have requested our opinion regarding certain of the U.S. federal income tax consequences of the DIRECTV Merger (as defined below) in connection with the Registration Statement on Form S-4 filed by DIRECTV ("Holdings"), a wholly-owned subsidiary of The DIRECTV Group, Inc. ("DIRECTV"), with the Securities and Exchange Commission on June 8, 2009 (as amended through the date hereof, the "Registration Statement"). The Registration Statement describes:

    (i) the proposed contribution (the "Malone Contribution"), by Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and The Evan D. Malone Trust A (collectively, the "Malones") and possibly certain transferees of the Malones, of all of their shares of Splitco Series B Common Stock to Holdings, in exchange for Holdings Class B Common Stock and cash in lieu of fractional shares pursuant to the Voting and Right of First Refusal Agreement, dated as of May 3, 2009 (as amended through the date hereof, the "Malone Agreement"), by and among DIRECTV, Holdings, the Malones and Liberty Entertainment, Inc. ("Splitco"), currently an indirect wholly-owned subsidiary of Liberty Media Corporation ("Liberty") that, prior to the Malone Contribution, will be split off by Liberty to holders of its Liberty Entertainment Common Stock;

    (ii) immediately after the Malone Contribution, the proposed merger of DTVG One, Inc., a wholly-owned subsidiary of Holdings, with and into DIRECTV, with DIRECTV as the surviving corporation (the "DIRECTV Merger"), pursuant to the Agreement and Plan of Merger, dated as of May 3, 2009, by and among Liberty, Splitco, DIRECTV, Holdings, DTVG One, Inc., and DTVG Two, Inc., a wholly owned subsidiary of Holdings (as amended through the date hereof, the "Merger Agreement"); and

    (iii) immediately thereafter, the proposed merger of DTVG Two, Inc. with and into Splitco, with Splitco as the surviving corporation (the "Splitco Merger" and, together with the DIRECTV Merger, the "Mergers"), pursuant to the Merger Agreement, all as described in the Registration Statement.

Capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement.

        In formulating our opinion, we examined such documents as we deemed appropriate, including the Malone Agreement, the Merger Agreement and the Registration Statement, which includes the proxy statement/prospectus of DIRECTV (together with the Registration Statement, the "Filings"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of DIRECTV and Liberty.

        Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Malone Contribution and the Mergers set forth in the Filings, (2) the consummation of the Malone Contribution and the Mergers in the manner contemplated by, and in accordance with the terms set forth in, the Malone Agreement, the Merger Agreement and the Filings, (3) the accuracy of the representations, as of the date hereof and as of the effective time of the Malone Contribution and the Mergers and thereafter, where relevant, made by (i) Dr. Malone set forth in the certificate delivered to

Holdings by Dr. Malone, dated the date hereof, (ii) DIRECTV set forth in the letter delivered to us by DIRECTV, dated the date hereof, and (iii) Splitco set forth in the letter delivered to us by Splitco, dated the date hereof, (4) that any representations made in such certificate or letters that are qualified by knowledge or materiality or qualifications of like import are accurate without such qualification, (5) that Holdings, DIRECTV and Splitco will report the DIRECTV Merger in a manner consistent with the opinion below, (6) that all applicable reporting requirements pursuant to the Code, and the Treasury Regulations promulgated thereunder, will be satisfied, (7) that there will be no change in applicable United States federal income tax law from the date hereof through the effective time of the Mergers, and (8) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

        Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below and the assumptions and qualifications set forth in the Registration Statement under the heading "The Mergers—Material United States Federal Income Tax Consequences of the DIRECTV Merger," we are of the opinion that, for United States federal income tax purposes, the exchange of DIRECTV Common Stock for Holdings Class A Common Stock pursuant to the DIRECTV Merger, taken together with the Splitco Merger and the Malone Contribution, will be treated for United States federal income tax purposes as an exchange described in Section 351 of the Code and that, accordingly: (i) a holder who exchanges DIRECTV Common Stock for Holdings Class A Common Stock will not recognize any gain or loss, for United States federal income tax purposes, upon the exchange, (ii) such holder will have a tax basis in the Holdings Class A Common Stock received equal to the tax basis of the DIRECTV Common Stock surrendered therefor, provided either that the DIRECTV common stock exchanged does not have a tax basis that exceeds its fair market value or, if it does, that an election under Section 362(e)(2)(C) of the Code to reduce the tax basis of the Holdings Class A Common Stock received to its fair market value is not made, and (iii) the holding period for the Holdings Class A Common Stock received will include the holding period for the DIRECTV Common Stock surrendered therefor.

        This opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the IRS and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Malone Contribution or the Mergers, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed by us on any matter other than that which is specifically covered by this opinion.

        We hereby consent to (i) the discussion of this opinion in the Registration Statement, (ii) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and (iii) the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

                      Very truly yours,

                      /s/ Weil, Gotshal & Manges LLP

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  Exhibit 8.1